MOTO PHOTO, INC.

4444 Lake Center Drive

Dayton, Ohio 45426

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK:

The Annual Meeting of Shareholders of Moto Photo, Inc. (the "Company") will be held at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio 45426, on Friday, June 28, 2002 at 9:00 a.m. for the following purposes:

    To elect a Board of Directors for the ensuing year.

    To transact such other business as may properly be brought before the Annual Meeting or any adjournment of the Annual Meeting.

The accompanying Proxy Statement contains information regarding the items of business to be considered at the Annual Meeting.

The holders of Common Stock of record at the close of business on April 29, 2002 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A list of such shareholders will be available at the Annual Meeting and during the ten days before the Annual Meeting at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio 45426.

Dayton, Ohio

April 29, 2002

Even if you plan to attend the meeting, please sign the enclosed proxy card and return it promptly in the envelope enclosed for that purpose. If you have previously submitted a proxy card and are present at the Annual Meeting, you will be able to revoke the proxy and vote your shares in person.

MOTO PHOTO, INC.

Proxy Statement

Annual Meeting of Shareholders

Table of Contents

Page

GENERAL 1

Record Date and Outstanding Voting Stock. 1

Quorum and Voting 1

Action To Be Taken Under the Proxy 1

Votes Required 2

Solicitation of Proxies 2

Revocation of Proxies 2

Annual Report 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT 2

Potential Future Change in Control 4

Compliance with Section 16(a) of the Securities Exchange Act of 1934 5

ELECTION OF DIRECTORS 5

Information Concerning Nominees 6

Meetings of Board of Directors and Committees 7

Compensation of Outside Directors 7

AUDIT MATTERS 7

General 8

Report of the Audit Committee 8

Independent Accountant's Fees 9

Change in Independent Accountant 9

Appointment of Independent Accountant for 2002 9

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION 9

Executive Officers 10

Executive Compensation 10

Option Grants During 2001 12

Option Exercises and Year-End Option Values 13

Employment Contracts, Termination of Employment and

Change-in-Control Arrangements 13

Compensation Committee Interlocks and Insider Participation 14

Report of the Compensation Committee and Mr. Destro 14

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS 17

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS 18

PROPOSALS OF SHAREHOLDERS 19

OTHER MATTERS 19

MOTO PHOTO, INC.

4444 Lake Center Drive

Dayton, Ohio 45426

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

June 28, 2002

The following information is furnished in connection with the Annual Meeting of Shareholders of Moto Photo, Inc. (the "Company") to be held on Friday, June 28, 2002 at 9:00 a.m. at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio. This Proxy Statement will be mailed on or about May 15, 2002 to holders of Voting Common Stock ("Common Stock") of record as of the record date.

GENERAL

Record Date and Outstanding Voting Stock

The record date ("Record Date") for determining shareholders entitled to vote at the Annual Meeting has been fixed at the time of the closing of business on April 29, 2002. As of April 29, 2002, the Company had 8,227,389 shares of Common Stock outstanding and entitled to be voted.

Quorum and Voting

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors will be counted for the purpose of determining the number of shares represented by proxy at the Annual Meeting. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters, if any, voted on in the proxies. If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned to another place, date or time. At any such reconvened meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

Cumulative voting is not permitted in the election of directors of the Company. On all matters (including the election of directors) submitted to a vote of the shareholders at the Annual Meeting or any adjournment of the Annual Meeting, holders of Common Stock will be entitled to one vote for each share of Common Stock owned of record by such shareholder on the Record Date.

Action To Be Taken Under the Proxy

Proxies in the accompanying form which are properly executed and returned will be voted in accordance with the instructions on the proxies. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows:

  "FOR" the election to the Board of Directors of the eight persons named in this Proxy Statement as the nominees of the Board of Directors; and

  As to any other matters which may properly come before the meeting, in accordance with the recommendation of the Board of Directors. The Board of Directors knows of no other matters to be presented for consideration at the meeting.

Votes Required

Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. Because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies that are marked "withhold authority" with respect to the election of any one or more nominees for election as directors will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

Solicitation of Proxies

The enclosed proxy for the Annual Meeting is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and facsimile by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of proxy solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may, upon request, reimburse banks, brokerage houses, and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

Revocation of Proxies

Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting, or (c) executing and delivering to the Company a later-dated proxy. Any such written notice of revocation or later-dated proxy should be addressed to Joan Drake Durham, Secretary, at the Company's offices.

Annual Report

The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2001, including audited financial statements, accompanies this Proxy Statement. Neither the Report nor the financial statements are deemed to be a part of the material for the solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

At April 29, 2002, the Company had 8,227,389 shares of Common Stock outstanding and entitled to vote. The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 29, 2002 by (i) each of the Company's directors or nominees for director, its chief executive officer, the two other most highly compensated executive officers, and two other individuals who would have been among four other most highly compensated executive officers for 2001 except that they were no longer serving as executive officers as of December 31, 2001, (ii) all directors, nominees and executive officers of the Company as a group, and (iii) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock. Unless otherwise indicated, the Company believes that the persons named in the table have sole voting and investment power with respect to the shares indicated as beneficially owned by them.

	Number	Percent
Name	of Shares	of Class (1)

Directors and Certain Executive Officers
Michael F. Adler (2) 4444 Lake Center Drive Dayton, OH 45426	1,502,303	17.7%
Harry D. Loyle (3) Linwood Green, Suite 15 210 New Road Linwood, NJ 08221	742,016	9.0%
David A. Mason (4)	156,284	1.9%
Dexter B. Dawes (5)	163,919	2.0%
Frank W. Benson (5)	145,349	1.8%
James F. Robeson, Ph.D. (6)	126,274	1.5%
Leslie Charm (5)	71,259	*
Jane A. Aggers	0	0
Lawrence P. Destro	200,000	2.4%
Frank M. Montaño	15,970	*
Alfred E. Lefeld (7)	33,874	*
All Directors and Executive
Officers as a Group (12 persons) (8)	3,162,023	35.3%
Beneficial Owners of More than
5% of the Common Stock
Fuji Photo Film U.S.A. Inc. (9) 555 Taxter Road Elmsford, NY 10523	1,000,000	12.1%
Mark E. Brady (10)	426,410	5.2%
Robert J. Suttman (10) Ronald L. Eubel (10) c/o Eubel Brady & Suttman Asset Management, Inc. 7777 Washington Village Drive, Suite 210 Dayton, OH 45459

*Less than 1%

  Percent of class is calculated without regard to shares of Common Stock issuable upon exercise of outstanding warrants or stock options, except that any shares a person is deemed to own by having the right to acquire upon exercise of a warrant or option are considered to be outstanding solely for purpose of calculating such person's percentage ownership.

  The shares of Common Stock indicated as beneficially owned by Mr. Adler: (i) include 6,000 shares owned by the Elizabeth Adler Trust for which Mr. Adler is trustee; (ii) include 3,000 shares owned by the Robert Adler Trust for which Mr. Adler is co-trustee and shares voting and investment power; (iii) include 262,094 shares that he has the right to acquire by exercise of stock options that are currently exercisable; and (iv) exclude a total of 11,000 shares owned by Mr. Adler's spouse, as to which Mr. Adler disclaims beneficial ownership. Such shares also include 1,149,039 shares of Common Stock owned by Progressive Industries Corporation ("Progressive"), which is 99% owned by Mr. Adler and his family, which shares of Common Stock Mr. Adler may be deemed to own beneficially due to his ownership of a controlling interest in Progressive and his position as President of Progressive.

  Includes 25,000 shares that Mr. Loyle has the right to acquire by exercise of stock options that are currently exercisable. Mr. Loyle shares voting and investment power with his wife.

  Includes 114,894 shares that Mr. Mason has the right to acquire upon exercise of stock options that are currently exercisable and excludes 2,000 shares owned by Mr. Mason's wife, as to which Mr. Mason disclaims beneficial ownership.

  Includes 25,000 shares that this individual has the right to acquire upon exercise of stock options that are currently exercisable.

  Includes 20,000 shares that Dr. Robeson has the right to acquire upon exercise of stock options that are currently exercisable.

  Includes 20,816 shares that Mr. Lefeld has the right to acquire upon exercise of stock options that are currently exercisable.

  Includes 728,989 shares that such group has the right to acquire upon exercise of stock options that are currently exercisable.

  Consists of 1,000,000 shares issuable upon exercise of warrants owned by Fuji Photo Film U.S.A., Inc. ("Fuji").

(10) Based solely on information contained in a Schedule 13G filed by these persons, consists of shares as to which Mark E. Brady, Robert J. Suttman, and Ronald L. Eubel each share voting and investment power. Mr. Suttman beneficially owns 5,000 additional shares as to which he has sole voting and investment power, Mr. Eubel beneficially owns 2,000 shares as to which he has sole voting and investment power, and Mr. Brady beneficially owns 1,900 additional shares as to which he has sole voting and investment power.

Potential Future Change in Control

In December 1999, the Company exchanged its Series G Cumulative Non-Voting Preferred Stock, all of which was held by Fuji, for an Amended Series G Cumulative Non-Voting Preferred Stock (the "Amended Series G Stock") issue of 1,000,000 shares. Fuji is the holder of all of the Amended Series G Stock and warrants to purchase 1,000,000 shares of the Company's Common Stock for $2.375 per share which expire in 2002.

The Amended Series G Stock has a mandatory redemption date of January 1, 2003. The Amended Series G Stock is redeemable by the Company at any time in aggregate amounts of at least $1 million. No dividends are payable in connection with the Amended Series G Stock. If the Company does not redeem the Amended Series G Stock on January 1, 2003, the Company must make penalty payments of $.90 per share, or $900,000, in 2003 and $1.00 per share, or $1,000,000, per year in 2004 and each year thereafter until the stock is redeemed. Any redemption of the Amended Series G Stock must be either in cash from the proceeds of an equity offering or in the Company's Common Stock valued at 90% of the market price at the time of redemption. Fuji may refuse any proposed redemption by the Company in shares of Common Stock and elect to continue to hold the Amended Series G Stock without impairment of any right to require redemption at a later time. The redemption price for the Amended Series G Stock is $10.00 per share, or an aggregate of $10 million.

Fuji may also require the Company to redeem the Amended Series G Stock under certain other circumstances ("Redemption Event"), including the termination of a supply contract between Fuji and the Company for any reason other than default by Fuji. On September 17, 2002, the Company terminated its supply contract with Fuji for Fuji's failure to renegotiate prices, as provided in the supply contract. Such termination constitutes a Redemption Event, and Fuji has the right to require redemption of the Amended Series G Stock.

If Fuji requests redemption of the Amended Series G Stock, the Company may redeem by offering at its option the requisite cash or Common Stock. If redemption were to occur in shares of Common Stock, based on current market prices of the Common Stock, full redemption of the Amended Series G Stock would result in Fuji's having the right to receive common shares representing approximately 95% of the Company's outstanding stock following such redemption. If the Company failed to give notice of redemption of all of the Amended Series G Stock upon request by Fuji following the occurrence of a Redemption Event, Fuji would the right, until all the shares of the Amended Series G Stock are redeemed or the Redemption Event is cured, to elect the majority of the Board of Directors.

The Company currently has 21,772,611 authorized but unissued shares of Common Stock, which would be insufficient at current share prices to redeem all shares of the Amended Series G Stock should Fuji request redemption. In such case, the Company would have to seek shareholder authorization of additional shares of Common Stock.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose delinquent filings of reports by such persons. Based on a review of the copies of such reports and amendments thereto received by the Company, or written representations that no filings were required, the Company believes that no other person who at any time during 2000 was director, executive officer, or beneficial owner of more than ten percent of any class of the equity securities of the Company failed to file reports as required by Section 16(a) of the Securities Exchange Act of 1934, except as described below.

Through inadvertence, the initial Form 3 filings for Mr. Destro and Mr. Mohney were late and Mr. Adler filed one report late as to one transaction. In each case, the report was filed as soon as the failure to file was discovered.

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members. The Board of Directors has nominated all of the current members of the Board for re-election, with the exception of Frank W. Benson, who has declined to stand for re-election. The size of the Board will be reduced to eight members. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until such director's earlier death, resignation or removal. The affirmative vote of a plurality of the votes cast in person or by proxy at the meeting is required to elect each nominee listed. If any nominee becomes unavailable for any reason, or if a vacancy shall occur before the election (which events are not anticipated), the shares of Common Stock represented by the enclosed proxy will be voted for such other person as may be recommended by the Board of Directors of the Company.

Members of the Board of Directors at the time of Mr. Adler's retirement (all current directors except Ms. Aggers) have agreed to use their best efforts to elect Mr. Adler as director and Chairman each year through 2004. Otherwise, there is no formal arrangement among the directors or shareholders to nominate any person for election to the Board of Directors. No family relationships exist between or among directors or officers of the Company.

Information Concerning Nominees

Michael F. Adler. Age 65. Mr. Adler was elected Chief Executive Officer of the Company in June 1985 and served through June 30, 2001. Mr. Adler retired from the Company effective as of December 31, 2001 but continues as director and Chairman of the Board, positions he has held since, respectively, June 1983 and October 1990. He is a member of the Compensation Committee. From February 1984 through December 1996, Mr. Adler served as the Company's President. He was elected a director of the Company in June 1983. Mr. Adler has also been President, Chief Executive Officer and a director of Progressive since 1968. He has been a member of the Board of Directors of the International Franchise Association since June 2000 and a member of the Photo Retailers & On-Site Lab/National Markets Committee for the Photo Marketing Association International since 1997. Mr. Adler was a founding trustee of CityWide Development Corporation ("CityWide"), located in Dayton, Ohio, in 1972. He remains a member of CityWide's Board of Directors and has been Chairman of the Venture Capital Committee since 1991 and its Strategic Planning Committees since 1998. Mr. Adler has previously served on the boards of a number of organizations, including the Photo Marketing Association, the Ohio Building Authority, the Dayton Art Institute, and the nominating council of the Public Utilities Commission of Ohio, for which he served as chairman.

Jane A. Aggers. Age 54. Ms. Aggers became a director in April 2002. She is founder of and has been CEO of MMI, a direct response marketing company specializing in retail products, in Cleveland, Ohio, since February 2002. Ms. Aggers has also served as a consultant to Summit Financial Credit Corporation since February 2002. From September 2001 through February 2002, she was Chief Operating Officer of Infotopia, Inc., a direct response marketing company in Canfield, Ohio. From October 1976 through October 2000, Ms. Aggers was Executive Vice President for JoAnn Stores, Inc., a specialty retailer in fabric and crafts based in Hudson, Ohio.

Leslie Charm. Age 58. Mr. Charm became a director in October 1990. He is a member of the Audit Committee. Since August 1992 Mr. Charm has also been partner of Restoration Associates, an entrepreneurial advisory firm in Babson Park, Massachusetts. In addition, since 1985 Mr. Charm has been an adjunct professor of entrepreneurial finance at Babson College in Wellesley, Massachusetts. He is also a director of several privately-held companies and of CreditRiskMonitor.com in Floral Park, New York, a publicly-held company providing credit information via the Internet.

Dexter B. Dawes. Age 65. Mr. Dawes became a director of the Company in December 1989. He is Chairman of the Audit Committee. Mr. Dawes is a private investor with interests in technology firms. Mr. Dawes is currently Chairman and CEO of SteriFx, Inc., a specialty chemical company based in Shreveport, Louisiana. From 1997 to 2000, Mr. Dawes was a director and Chairman of the Board of Puffin Designs, Inc., a software company based in Sausalito, California, that he founded. From 1975 to 1998, he was Chairman of the New York and San Francisco-based investment banking firm of Bangert, Dawes, Reade, Davis & Thom Incorporated. In addition, between September 1989 and December 1996, Mr. Dawes was President of John Hancock Capital Growth Management, Inc.

Harry D. Loyle. Age 48. Mr. Loyle became a director of the Company in July 1993. He is a member of the Compensation Committee. Since July 1985, Mr. Loyle's principal occupation has been as President of ProMoto Management Corporation, an area developer for the Company. He also serves as Secretary/Treasurer and is a shareholder and director of the following MotoPhoto(R) franchisees: Corral Photographic Corporation in Northfield, New Jersey; KEKOA Management, Inc. in Wayne, Pennsylvania; and The Positive Negative, Inc. in Bala Cynwyd, Pennsylvania. Mr. Loyle serves as director and/or officer or partner of a number of privately-held businesses in New Jersey and Pennsylvania. From 1976 to 1985, he was President and General Manager of Charlex, Inc., a company that owned and operated retail photographic stores. In January 1995, Mr. Loyle was elected to the Franchisee Advisory Council of the International Franchise Association and, in February 2000, was elected the Council's Chairman.

David A. Mason. Age 61. Mr. Mason has been a director of the Company since June 1983. He serves on the Audit Committee. Mr. Mason was Treasurer of the Company from June 1983 through September 2001 and its Executive Vice President - Finance and Chief Financial Officer between December 1983 and September 2001. Mr. Mason retired from the Company effective December 31, 2001 but continues as a director and consultant. Mr. Mason has also been Senior Vice President and Treasurer of Progressive since 1975 and a director of Progressive since 1976. He is a former member of the Board of Directors of the Dayton chapter of the Financial Executives' Institute and of the Executive Board of Advisors of the International Minilab Association, Inc. Mr. Mason is also President of National Photo Labs II, Inc., a franchise owner with one MotoPhoto(R) store in Dayton, Ohio.

James F. Robeson, Ph.D. Age 65. Dr. Robeson became a director in June 1998. He is Chairman of the Compensation Committee. Between December 1997 and July 1998, Dr. Robeson was acting Chief Executive Officer and President of Roberds, Inc., a chain of electronics, appliance, and furniture stores based in West Carrollton, Ohio; he was a director of Roberds between November 1993 and May 2000. Roberds filed for Chapter 11 bankruptcy protection in January 2000. From July 1996 through December 1997, Dr. Robeson was Interim Director, Miami University Art Museum, Oxford, Ohio. He was Herbert E. Markley Visiting Scholar in Business, Miami University, Oxford, Ohio, from August 1995 through May 1997. Since July 1993, Dr. Robeson has served as an independent consultant to distribution companies and as an independent consultant on marketing, logistics, and general business matters, including services rendered through the firm of PricewaterhouseCoopers. Dr. Robeson is also a director of Huffy Corporation.

Meetings of Board of Directors and Committees

The Board of Directors held eight meetings during 2001. The Board of Directors has established standing Audit and Compensation Committees; it does not have a nominating committee. Each director attended, in person or through telephone conference call, at least three-fourths of the aggregate meetings of the Board of Directors and the meetings of the committees, if any, on which he served.

The Audit Committee meets with management to consider the adequacy of the internal controls of the Company and the objectivity of financial reporting. The Audit Committee also meets with the independent accountants and with financial personnel of the Company about such matters. The independent accountants periodically meet alone with the Audit Committee and always have unrestricted access to the Audit Committee. The Audit Committee has three members: Mr. Dawes, Chairman, Mr. Charm, and Mr. Mason; during 2001, Mr. Loyle served on the Audit Committee rather than Mr. Mason. The Audit Committee met five times during 2001.

The Compensation Committee meets to review and to make recommendations to the Board about certain compensation matters. In addition, the Compensation Committee administers the Company's 1992 Performance and Equity Incentive Plan. The Compensation Committee has four members: Frank W. Benson, Chairman, Mr. Adler, Mr. Loyle, and Dr. Robeson. The Compensation Committee met twice during 2001.

Compensation of Outside Directors

The Company pays certain compensation to its outside directors for their services to the Company. Mr. Destro, CEO of the Company, receives no additional remuneration for serving as director. In addition, Messrs. Adler and Mason who will serve as consultants to the Company pursuant to written agreements, will receive no additional remuneration for serving as directors.

During 2001, outside directors were entitled to receive monthly fees of $400, as well as a fee of $750 per Board of Directors meeting attended in person, $225 per committee meeting attended in person, and $150 per meeting attended via telephone conference call. The fee structure is unchanged for 2002. Since 1997, the Company has also had a plan to compensate outside directors who choose to participate in the plan with shares of Common Stock instead of cash payments. During 2001, each director who participated in the plan received shares having a value, based on the average closing sale price of the Common Stock during December 2000 ($.409), equal to 150% of the cash compensation that the director would otherwise have been entitled to receive. For 2002, the formula for calculating stock in lieu of cash compensation is the same but is based on the average closing sale price of the Common Stock during December 2001 ($.067). Given the large number of shares that would be issued under this plan because of the low stock price, the Compensation Committee has proposed a plan to pay all directors fees in cash, with the right to receive up to 15,000 shares of Common Stock in a year if the director defers the cash payments until the end of the year and makes payment of the cash fees dependent on the Company's achieving a certain operating profit level. During 2001, Messrs. Benson, Carpenter, Dawes, Loyle, and Robeson elected to receive Common Stock as compensation. For 2002, all outside directors (except Ms. Aggers) entitled to director fees elected to receive Common Stock as compensation. The proposed new compensation arrangement will be presented to the full Board of Directors for a vote at their regular meeting in June.

In addition, for consulting services provided to the Company during 2001, Mr. Charm and his firm, Restoration Associates, received a total of $8,000. As noted below, Messrs. Adler and Mason will be providing consulting services to the Company pursuant to written agreements providing for consulting fees of $15,000 per year through 2006.

AUDIT MATTERS

General

The Board of Directors has appointed an Audit Committee (the "Committee") to assist the Board of Directors in monitoring the integrity of the financial statements of the Company and the independence and performance of the Company's independent accountants. The Committee is comprised of Dexter B. Dawes (Chairman), Leslie Charm, and David A. Mason. During 2001, Harry D. Loyle served as a member of the Audit Committee. In March 2002, Mr. Mason was elected to the Audit Committee in place of Mr. Loyle.

The Board of Directors has determined that Messrs. Dawes and Charm are independent directors within the definition set forth in the listing standards of the National Association of Securities Dealers. The Board of Directors has determined that Mr. Mason is not independent under these standards due to his having been an employee of the Company in 2001, his agreements with the Company for consulting services and for compensation for past services, and as an executive officer of a MotoPhoto(R) franchisee; however, the Board of Directors considers Mr. Mason's financial background and experience to be valuable to the Committee. The Committee operates pursuant to a written charter that was approved by the Board of Directors.

Report of the Audit Committee

The Committee has reviewed and discussed the Company's audited financial statements for fiscal year 2001 with management, which has the primary responsibility for the financial statements. Arthur Andersen LLP ("Andersen"), the Company's independent auditors for 2001, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States. The Committee has discussed with Andersen the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." Andersen provided to the Committee the written disclosures and the letter required by Independence Standards Board No. 1, "Independence Discussions with Audit Committees," and the Committee discussed with Andersen that firm's independence. The Committee also considered whether Andersen's provision of non-audit services is compatible with Andersen's independence.

Based on these considerations, and subject to the limitations on the Committee's role and responsibilities as described in its charter, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2001.

Audit Committee:

Dexter B. Dawes, Chairman

Leslie Charm

David A. Mason

Independent Accountant's Fees

During 2001, the Company retained Andersen as independent accountants to provide services in the following categories and for the following fees:

Audit fees: $125,300

Financial information systems design and implementation: $0

All other fees (primarily consultation on federal and state income taxation matters): $28,850

Change in Independent Accountant

In May 2000, Ernst & Young LLP ("E&Y") resigned as the Company's independent accountant. E&Y's reports on the financial statements of the Company for 1999 and 1998 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. E&Y's resignation was not requested or acted upon by the Audit Committee or by the Board of Directors. During fiscal years 1999 and 1998 and the interim period through May 25, 2000, there were no disagreements with E&Y on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of E&Y, would have caused them to make reference to the subject matter of the disagreements in connection with their reports. In addition, there were no "reportable events" with E&Y during such period. E&Y provided to the Company a letter filed with the Securities and Exchange Commission stating that it agrees with the foregoing statements.

Appointment of Independent Accountant for 2002

Upon the Audit Committee's recommendation, the Board of Directors has re-appointed Andersen as independent accountant for the Company and its subsidiaries to examine and report on its financial statements for 2002. Representatives of Andersen will not be present at the Annual Meeting but will be available by telephone to respond to appropriate questions.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

In addition to Mr. Destro, who is listed elsewhere in this proxy statement under the heading "Information Concerning Nominees," the following individuals also serve, or have been chosen to serve, as executive officers of the Company.

Alfred E. Lefeld. Age 43. Mr. Lefeld was appointed Chief Financial Officer in September 2001. He was appointed Vice President and Controller in October 1994, serving as Controller until September 2001. Mr. Lefeld also assumed responsibility for Wholesale Operations in April 2000. From June 1993 to October 1994, Mr. Lefeld was MIS Director for the Company.

Linda I. Kramer. Age 57. Mrs. Kramer was appointed Vice President of Franchise Operations in June 2000, Vice President of Training and Education in July 1999, and Vice President of Human Resources in July 2001. She also served as Vice President of Human Resources between July 1999 and April 2000 and as Vice President of Receivables between July 1999 and April 2001. Mrs. Kramer has worked for the Company since October 1995, in the following capacities: from June 1998 to July 1999, as Senior Director of Training, Receivables, and Customer Care; from January 1998 to June 1998, as Director of Receivables and Customer Care; from October 1996 to January 1998, as Director of Receivables, Point-of-Sale, and Customer Care; and from October 1995 to October, 1996 as Franchise Operations Support Specialist.

Ron A. Mohney. Age 43. Mr. Mohney was appointed Vice President of Design and Construction in March 2000 and Vice President of Company Stores in October 2001. He has worked for the Company since 1988, most recently in the following capacities: from October 1998 to March 2000, as Senior Director of Design and Construction; from August 1995 to October 1998, as Director of Design and Construction; and from January 1993 to August 1995, as Franchise Operations Specialist.

Executive Compensation

The following table provides information with respect to compensation received for the preceding three fiscal years by both individuals who served as the Company's chief executive officer during 2001, the other most highly compensated executive officer of the Company, and by two other individuals who would have been among the four most highly compensated executive officers for 2001 except that they were no longer serving as executive officers as of December 31, 2001. All of the foregoing individuals are referred to in this proxy statement as the "named executive officers."

		Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Other Annual Compen-sation	Securities Underlying Options(#)	All Other Compen-sation(2)
Lawrence P. Destro President and Chief Executive Officer (3)	2001 2000 1999	$120,192 - -	$ 30,000 - -	$ 1,085 - -	800,000 - -	$ 5,370 - -

Michael F. Adler Chairman and Former Chief Executive Officer (4)	2001 2000 1999	$204,615 200,000 200,000	$120,000 - 25,906	$ 4,177 29,525 28,561	- - -	$ 2,686 5,870 7,370

Frank M. Montaño Former President and Chief Operating Officer (5)	2001 2000 1999	$157,250 168,300 167,437	- - $ 21,048	$ 4,704 4,704 4,090	- - 7,544	$132,440 3,200 6,782

David A. Mason Former Executive Vice President, Chief Financial Officer and Treasurer	2001 2000 1999	$130,442 127,500 126,846	$ 80,000 - 21,125 -	$ 4,177 4,022 4,090	- - 7,023	$ 2,859 3,200 2,787

Alfred E. Lefeld Vice President - Chief Financial Officer	2001 2000 1999	$102,692 95,261 81,772	$ 4,422 9,500 5,000	$ 4,704 4,704 4,090	- 4,168 3,616	$ 2,080 2,307 1,807

(1) Pursuant to a compensation agreement for past services entered into in connection with his retirement, Mr. Adler will receive a bonus of $120,000, payable over five years, for the achievement of specific objectives in 2001. Pursuant to a compensation agreement for past services entered into in connection with his retirement, Mr. Mason will receive a bonus of $80,000, payable over five years, for the achievement of specific objectives in 2001.

(2) "All Other Compensation" in 2001 for Mr. Destro consists of certain moving expenses paid by the Company on his behalf. "All Other Compensation" in 2001 for Mr. Montaño consists of (i) $24,068 and $105,221 in salary and related benefits which were paid in 2001 and will be paid to Mr. Montaño during 2002, respectively, under the terms of his employment agreement (see "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" below), and (ii) $3,151 representing the Company's contribution for Mr. Montaño to the Company's defined contribution retirement plan. "All Other Compensation" in 2001 for Messrs. Adler, Mason, and Lefeld consists of the Company's contributions for them to the Company's defined contribution retirement plan.

(3) Mr. Destro joined the Company as Chief Executive Officer on July 1, 2001.

(4) Mr. Adler stepped down as Chief Executive Officer effective July 1, 2001 but continues as Chairman of the Board of Directors.

(5) Mr. Montaño left the Company's employ as of November 1, 2001.

Option Grants During 2001

The following table provides information concerning the grant of stock options during the year ended December 31, 2001 to each of the named executive officers who received option grants during such year.

	Individual Grants					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2001	Exercise Price Per Share	Expiration Date	5%(3)	10%

Lawrence P. Destro	800,000	100%	$.20	7/1/06	$0	$33,261

  All of the options shown were granted under the Company's Stock Ownership Program under the 1992 Performance and Equity Incentive Plan. One option is exercisable as to 200,000 shares immediately and as to the remaining 200,000 shares on July 1, 2002. The other option is exercisable as to 200,000 shares on July 1, 2003 and as to the remaining 200,000 shares on July 1, 2004.

  The Potential Realizable Values upon exercise of stock options are equal to the product of the number of shares underlying the options and the difference between (i) the respective hypothetical stock prices on the date of option exercise, and (ii) the exercise price per share of the options. The hypothetical stock prices are equal to the price per share of the Common Stock as of the date of the option grant compounded annually at the rates of 5% and 10%, respectively, over the term of the option. The rates of appreciation used are required by the Securities and Exchange Commission and do not represent a projection or estimate by the Company on the potential growth of the value of its Common Stock. Therefore, there can be no assurance that the rate of stock price appreciation presented in this table can be achieved.

  Pursuant to Mr. Destro's employment contract, the exercise price of the options was established as $.20 per share, whereas the stock price on the date of the option grant, calculated as the closing sale price reported on the OTC Bulletin Board on that date, was $.15. Accordingly, even assuming a hypothetical rate of appreciation of 5% per year, there would be no realizable value upon the exercise of the stock options on the date of exercise.

Option Exercises and Year-End Option Values

None of the named executive officers exercised any stock option during the year ended December 31, 2001. The following table provides information concerning unexercised stock options held by the named executive officers as of December 31, 2001.

	Number of Unexercised Options Held at Fiscal Year End		Value of Unexercised in-the-Money Options at Fiscal Year End($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Lawrence P. Destro	200,000	600,000	-	-
Michael F. Adler	262,094	-	-	-
Frank M. Montaño	-	-	-	-
David A. Mason	114,894	-	-	-
Alfred E. Lefeld	20,816	19,184	-	-

(1) Based on the closing sale price of the Company's Common Stock on December 31, 2001 of $0.07 per share as reported on the OTC Bulletin Board.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

In July 2001, Lawrence P. Destro, the Company's President and Chief Executive Officer, entered into an employment contract that is automatically renewed at the end of each fiscal year for an additional year unless Mr. Destro or the Company elects not to continue the contract or unless Mr. Destro's employment is terminated earlier. The employment contract provides for a base salary of $250,000 per year, subject to annual review by the Board of Directors. Pursuant to the contract, Mr. Destro was paid a bonus of $30,000 for 2001. The employment contract calls for guaranteed bonuses of $50,000 and $25,000 to be paid for 2002 and 2003, respectively, against incentive bonuses based on the achievement of certain operating and strategic objectives. Thereafter Mr. Destro's bonuses are to be determined by the Board of Directors or a committee of the Board. The employment contract also provides that, in the event Mr. Destro's employment is terminated without cause or following a change in control, he will be entitled to salary continuation for a period equal to the remaining term of the employment agreement, at the salary he was receiving immediately prior to termination, as well as continuation of benefits which he was receiving at the time of termination. In addition, the Compensation Committee has authorized a loan to Mr. Destro of up to $3,000 per month for six months while the sale of his former home is pending, to be repaid upon the sale of the house if the proceeds exceed a certain specified dollar amount.

Michael F. Adler, the Company's Chairman, served as its Chief Executive Officer through June 2001 pursuant to an employment contract entered into in 1997. The employment contract provided for a base salary of $200,000 per year, with any bonus to be determined by the Board of Directors or a committee of the Board. Mr. Adler retired effective as of the end of December 31, 2001 but continues as Chairman of the Board of Directors. In December 2001, in connection with his retirement, Mr. Adler and the Company entered into a compensation agreement for past services. Pursuant to the compensation agreement for past services, Mr. Adler will receive $360,000 over five years through 2006, subject to partial deferral if the Company does not achieve certain financial results. Payment of this amount is scheduled as follows: $100,000 in 2002, $80,000 in 2003, $70,000 in 2004, $60,000 in 2005, and $50,000 in 2006. The compensation agreement also provides for Mr. Adler to receive a bonus of $120,000 for the achievement of specific objectives in 2001, payable as follows: $15,000 in 2002, $30,000 in each of 2003 through 2005, and $15,000 in 2006. In addition, the Company will provide Mr. Adler with a car allowance and limited secretarial support during this period. In December 2001, Mr. Adler and the Company also entered into an agreement pursuant to which he will provide consulting services to the Company through 2006 and receive consulting fees of $1,218 per month, commencing January 2002.

David A. Mason, a director, served as the Company's Executive Vice President, Chief Financial Officer and Treasurer through September 17, 2001. He was employed under an employment contract entered into in 1996 and last amended in 1999. The employment contract, as amended, provided for a base salary of $127,500 per year, with any bonus to be determined by the Chief Executive Officer after consultation with the Compensation Committee. In December 2001, in connection with his retirement, Mr. Mason and the Company entered into a compensation agreement for past services. Pursuant to the compensation agreement for past services, Mr. Mason will receive $230,400 over five years through 2006, subject to partial deferral if the Company does not achieve certain financial results. Payment of this amount is scheduled as follows: $64,000 in 2002, $51,200 in 2003, $44,800 in 2004, $38,400 in 2005, and $32,000 in 2006. The compensation agreement also provides for Mr. Mason to receive a bonus of $80,000 for the achievement of specific objectives in 2001, payable as follows: $10,000 in 2002, $20,000 in each of 2003 through 2005, and $10,000 in 2006. In December 2001, Mr. Mason and the Company also entered into an agreement pursuant to which he will provide consulting services to the Company through 2006 and receive consulting fees of $1,218 per month, commencing January 2002.

Frank M. Montaño served as the Company's President and Chief Operating Officer pursuant to an employment agreement entered into in 1996 and last amended in 1999. The employment contract, which had a term ending December 31, 2002, provided for a base salary of $169,125 per year. Mr. Montaño left the Company's employ effective November 1, 2001. Pursuant to a severance agreement between the Company and Mr. Montaño, he will receive his salary and related benefits for the remainder of the term of his employment contract term and reimbursement of approximately $4,000 for certain home office expenses. In December 2001, Mr. Montaño purchased six MotoPhoto(R) stores owned and operated by the Company in Nashville, Tennessee, which he now operates as a MotoPhoto(R) franchisee. The Company and Mr. Montaño have agreed that, commencing in July 2002, income from the stores will be sufficient to constitute mitigation for purposes of Mr. Montano's severance agreement. Accordingly, the Company agreed to credit approximately $85,437 which it would otherwise have had to pay to Mr. Montaño in 2002 against the $215,000 purchase price for the stores. The Company has agreed to continue to pay health and life insurance premiums for Mr. Montaño through 2002.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors are Frank W. Benson, Chairman of the Committee, Michael F. Adler, Harry D. Loyle, and James F. Robeson, Ph.D. Messrs. Adler and Loyle joined the Committee in March 2002. Mr. Benson and Dr. Robeson are independent non-employee directors of the Company. The Committee establishes the compensation of the Chief Executive Officer, subject to the terms of his employment contract. Lawrence P. Destro, Chief Executive Officer of the Company, sets compensation for all other executive officers, subject to applicable employment contracts, but reviews such decisions with the Compensation Committee.

Report of the Compensation Committee and Mr. Destro

Compensation Elements

Compensation of the Company's executive officers consists of three principal elements:

Base salaries designed to be competitive in the Company's geographic market and with comparably situated companies;

Annual bonuses which are generally dependent on the Company's profitability for the year, but from time to time discretionary bonuses are granted based on a subjective review of the performance of executive officers and taking into consideration accomplishments which will benefit the Company over the longer term; and

Stock options which are designed to align the executive officers' interests with long-term interests of the shareholders.

Executive Officer Compensation

Mr. Destro is, and Messrs. Adler, Mason, and Montaño were, employed pursuant to employment contracts that specify base salary and bonus levels. It is the Company's policy to pay base salaries to executive officers in the 25th to 75th percentile for comparable positions for comparably situated companies.

Bonuses for executive officers are determined by the terms of the executive officer's employment contract, if any, approved by the Compensation Committee. In the absence of specific contractual provisions, the Compensation Committee determines Mr. Destro's bonus, and Mr. Destro, after consultation with the Compensation Committee, determines the bonuses for the remaining executive officers.

Because his employment terminated before the end of 2001, no bonus was paid to Mr. Montaño. Messrs. Adler and Mason, who retired at the end of 2001, signed compensation agreements calling for payments (including a bonus for accomplishment of specific objectives in 2001) over five years in recognition of their past services to the Company. Mr. Destro received a specified bonus pursuant to his employment agreement.

Mrs. Kramer and Mr. Lefeld received bonuses for 2001 as part of a structured bonus plan for certain departments and based on the achievement by their departments of certain profit levels. Bonuses to the executive officers serving as such in 2001 (including those portions of Messrs. Adler's and Mason's bonuses that are payable in the future) totaled $237,797. The Compensation Committee intends that bonuses for 2002 be structured to reward financial performance and financial and strategic initiatives that will likely positively impact shareholder value.

The Compensation Committee administers the Company's 1992 Performance and Equity Incentive Plan (the "Plan"), which permits the Committee to grant to officers and key employees stock option and other equity-based incentive awards. In authorizing awards under the Plan to executive officers, the Committee considers various factors, including the relative responsibilities of the recipient, the Committee's subjective evaluation of the recipient's performance, whether the recipient and/or his department met certain specified targets, and the recipient's relative equity interest in the Company in the form of stock, stock options, or other equity-based incentive awards in view of the Committee's desire to align the interests of management and the shareholders in the long-term performance and financial success of the Company.

During 2001, options to purchase a total of 800,000 shares of Common Stock were granted to the Company's new Chief Executive Officer at an exercise price equal to 133% of the market value of the shares on the date of grant, as was negotiated in connection with his employment contract.

Compensation of the Chief Executive Officer

Mr. Michael F. Adler was Chief Executive Officer of the Company from January through June 2001. Compensation for Mr. Adler was determined under the terms of his employment contract with the Company. During 2001, Mr. Adler received base salary of $200,000 per year, which had not increased since 1998. He did not receive a bonus for 2001 based on operating performance of the Company. This compensation reflects the Company's financial performance in 2000 and 2001. However, pursuant to a compensation agreement for past services entered into in connection with his retirement, Mr. Adler was awarded a bonus of $120,000 for the accomplishment of specific objectives in 2001, which is scheduled to be paid as follows: $15,000 in 2002, $30,000 in each of 2003 through 2005, and $15,000 in 2005. No options were granted to Mr. Adler during 2001.

Mr. Destro became Chief Executive Officer of the Company on July 1, 2001. Compensation for Mr. Destro is determined under the terms of his employment contract with the Company. During 2001, Mr. Destro received base salary at the rate of $250,000 per year. Mr. Destro's bonus for 2001 was established by the terms of his employment contract; he received a bonus of $30,000. Mr. Destro's bonus for 2002 and 2003 will be based on an incentive formula set forth in the employment contract but will be no less than $50,000 in 2002 and $25,000 in 2003. In addition, upon Mr. Destro's joining the Company, options to purchase 800,000 shares of the Company's Common Stock were granted to him. 200,000 of these options were exercisable immediately; the remaining options become exercisable in equal installments on July 1, 2002, 2003, and 2004. The Compensation Committee believes that the rate of salary and the bonus structure are appropriate given the Company's financial position and the job market at the time Mr Destro was employed.

Section 162(m)

The Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Committee currently does not anticipate that the compensation of any executive officer during 2002 will exceed the limits on deductibility for 2001. In determining a policy for future periods, the Committee would expect to consider a number of factors, including the tax position of the Company, the materiality of amounts likely to be involved and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances.

Compensation Committee:

Frank W. Benson, Chairman

Michael F. Adler

Harry D. Loyle

James F. Robeson, Ph.D.

Lawrence P. Destro, Chief Executive Officer

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

The following line graph compares the yearly percent change in the cumulative total shareholder return of the Company's Common Stock against the cumulative total return of the Center for Research in Security Prices ("CRSP") Index for the NASDAQ Stock Market (U.S. Companies) and the CRSP Index for NASDAQ Retail Trade Stocks for the period of five fiscal years (1997 to 2001). It assumes that $100 was invested on December 31, 1996 in the Company's Common Stock and in each of the other indices, with all dividends reinvested.

Market Index: Nasdaq Stock Market (U.S. Companies)

Peer Index: Nasdaq Retail Trade Stocks

SIC 5200-5599, 5700-5799, 5900-5999 US & Foreign

Date Company Index Market Index Peer Index

12/31/1996 100.000 100.000 100.000

01/31/1997 93.333 107.094 102.129

02/28/1997 96.667 101.168 98.615

03/31/1997 83.333 94.570 95.132

04/30/1997 96.667 97.518 91.919

05/30/1997 93.333 108.561 101.585

06/30/1997 96.667 111.899 107.433

07/31/1997 100.000 123.689 112.282

08/29/1997 105.000 123.505 114.206

09/30/1997 120.000 130.824 121.782

10/31/1997 126.667 124.008 115.189

11/28/1997 126.667 124.663 117.793

12/31/1997 146.667 122.477 117.437

01/30/1998 133.333 126.359 119.112

02/27/1998 145.000 138.232 129.943

03/31/1998 126.667 143.342 140.943

04/30/1998 126.667 145.766 141.140

05/29/1998 106.667 137.668 135.730

06/30/1998 86.667 147.283 143.468

07/31/1998 96.667 145.558 133.625

08/31/1998 80.000 116.697 98.293

09/30/1998 99.167 132.887 103.801

10/30/1998 80.000 138.725 115.396

11/30/1998 76.667 152.826 132.023

12/31/1998 63.333 172.680 142.916

01/29/1999 73.333 197.743 145.353

02/26/1999 63.333 180.035 134.081

03/31/1999 60.000 193.655 142.459

04/30/1999 55.000 199.893 143.489

05/28/1999 53.333 194.354 132.507

06/30/1999 55.000 211.792 137.725

07/30/1999 63.333 207.974 132.433

08/31/1999 83.333 216.767 118.599

09/30/1999 73.333 217.065 123.561

10/29/1999 60.000 234.464 126.643

11/30/1999 56.667 262.986 138.783

12/31/1999 45.000 320.832 125.275

01/31/2000 43.333 308.986 118.226

02/29/2000 53.333 367.771 116.014

03/31/2000 50.000 360.182 112.911

04/28/2000 50.000 302.948 107.063

05/31/2000 47.500 266.403 87.459

06/30/2000 45.000 313.182 89.796

07/31/2000 26.667 296.205 86.002

08/31/2000 26.667 331.219 91.476

09/29/2000 51.667 288.191 91.644

10/31/2000 36.667 264.523 88.378

11/30/2000 27.499 203.800 76.421

12/29/2000 20.000 192.977 76.859

01/31/2001 18.336 216.384 91.619

02/28/2001 12.501 167.525 83.180

03/30/2001 10.000 144.050 79.736

04/30/2001 9.067 165.540 83.350

05/31/2001 6.933 165.340 88.734

06/29/2001 8.000 169.778 94.124

07/31/2001 6.933 158.978 94.941

08/31/2001 4.800 141.657 89.489

09/28/2001 4.800 117.789 79.708

10/31/2001 4.800 132.900 86.078

11/30/2001 4.800 151.818 99.204

12/31/2001 3.733 153.121 106.280

The index level for all series was set to 100.0 on 12/31/1996

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. Adler and Mason own 10% of the outstanding common stock of National Photo Labs II, Inc. ("NPL II"). NPL II owns one one-hour photo processing store. The store owned by NPL II is managed by the Company pursuant to a management agreement and is operated as a MotoPhoto(R) store under a franchise agreement. The management agreement provides for an annual incentive fee based on cash generated. The franchise agreement provides for monthly royalties equal to the greater of 5% of net sales or $1,000. During the year ended December 31, 2001, the Company received from NPL II total revenues of approximately $203,000, including all royalty and incentive fees paid and revenues derived from the sale by the Company to NPL II of operating supplies and merchandise. This amount constituted approximately 0.6% of the Company's total revenues.

Progressive, which is 99% owned by Mr. Adler and his family, operates a MotoPhoto(R) store under a franchise agreement. During 2000, total revenues derived by the Company from this store, including all royalty and advertising fees paid and revenues derived from the sale of operating supplies and merchandise, were approximately $82,000. This amount constituted approximately 0.2% of the Company's total revenues.

The Company's corporate offices are located at 4444 Lake Center Drive, Dayton, Ohio 45426. The building in which the Company's offices are located is 76% owned by Michael F. Adler, members of Mr. Adler's family, and David A. Mason. The Company leases such offices, consisting of approximately 33,000 square feet on approximately 2.4 acres of land, under a lease with an initial term ending June 30, 2009, and two five-year renewal options. The rent is $20,327 per month through June 2004 and $22,374 from July 2004 through June 2009. During 2001, the Company made lease payments totaling $243,924.

In February, 1997, the Company agreed to manage a MotoPhoto(R) franchised store owned by W. P. Enterprises, Inc. ("WP"), a corporation owned by Richard Zsambok, the brother-in-law of Michael F. Adler. The management agreement provides for an annual incentive fee based on cash generated and a monthly fee, which supersedes the royalty fee required by the franchise agreement, equal to the greater of 5% of net sales or $1,000. During 2001, total revenues derived by the Company from this store, including all monthly and advertising fees paid and revenues derived from the sale of operating supplies and merchandise, were approximately $59,000. This amount constituted approximately 0.2% of the Company's total revenues.

The foregoing transactions were approved and all future transactions with or loans to officers, directors, key employees or their affiliates will be approved, by a majority of the members of the Board of Directors, or as appropriate, of the Compensation Committee, who were not officers of the Company and/or were not interested in the transaction.

Harry D. Loyle, a director of the Company, is a shareholder, officer, and director in three MotoPhoto(R) franchisees: Corral Photographic Corporation, KEKOA Management, Inc., and The Positive Negative, Inc. Each such franchisee owns and operates one store under a franchise agreement which provides for a royalty fee of six percent of net retail sales and an advertising fee of one-half percent of net retail sales. During 2001, Mr. Loyle was also a shareholder, officer, and director in Post Imaging Corporation, a MotoPhoto(R) franchisee that owned and operated a store that closed in March 2002. During 2001, total revenues derived by the Company from these four stores were approximately $375,000, which constituted approximately 1.2% of the Company's total revenues.

In addition, Mr. Loyle is owner and President of ProMoto Management Corporation ("ProMoto"), which acts as an area developer for the Company pursuant to an area development agreement. As area developer, ProMoto receives a portion of the initial franchise fee as compensation for the recruitment of a franchisee in its area and also receives a portion of the royalty paid to the Company by any franchised store in its area (including the stores owned by the four franchisees named above) as compensation for performing training, marketing, quality control and other services which would otherwise be performed by the Company. During 2001, the Company paid ProMoto fees of approximately $356,000. The terms of the Company's area development agreement with ProMoto are the same as those in the agreements of most of the Company's other area developers.

During 2001, Caroline Zsambok, wife of Michael F. Adler, provided consultation to the Company on training and organizational learning services through her company, Z Research and Consulting ("Z Research"). During 2001, the Company paid Z Research fees of approximately $6,333. The Company has agreed to provide Z Research with an office at the Company's headquarters. The Company anticipates that it will use Z Research's services less in the future.

PROPOSALS OF SHAREHOLDERS

The Board of Directors will consider proposals of shareholders intended to be presented for action at the 2003 Annual Meeting of Shareholders. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 2003 Annual Meeting, a written proposal complying with certain requirements established by the Securities and Exchange Commission, including Rule 14a-8 under the Securities Exchange Act of 1934, must be received at the Company's principal executive offices, located at 4444 Lake Center Drive, Dayton, Ohio 45426, no later than January 16, 2003.

In addition, shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2003 Annual Meeting is April 1, 2003. As to all such matters of which the Company does not have notice as of April 1, 2003, discretionary authority to vote on such proposal will be granted to the persons designated in the Company's proxy related to the 2003 Annual Meeting.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to in this Proxy Statement. Nonetheless, the enclosed proxy confers discretionary authority to vote with respect to those matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, including those matters that the Board of Directors does not know, a reasonable time before proxy solicitation, are to be represented at the Annual Meeting. If any other matters properly come before the meeting or any adjournment of the meeting, the persons named on the accompanying proxy intend to vote the shares represented by them in accordance with the recommendations of the Board of Directors.

REVOCABLE PROXY

MOTO PHOTO, INC.

X PLEASE MARK VOTES

AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lawrence P. Destro, Alfred E. Lefeld and Joan Drake Durham as Proxies, or any of them, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Voting Common Stock of Moto Photo, Inc. (the "Company") held of record by the undersigned on April 29, 2002, at the Annual Meeting of Shareholders to be held on June 28, 2002, or any adjournment thereof.

Please be sure to sign and date
this proxy in the box below.	Date

Shareholder sign above Co-holder (if any) sign above

With- For All

For hold Except

1. ELECTION OF DIRECTORS

_____ _____ _____

Adler, Aggers, Charm, Dawes,

Destro, Loyle, Mason and Robeson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted as specified by the shareholders. If no specification is made, the proxy will be voted FOR the election of all of the nominees listed in Item 1. If any other matters are brought before the meeting or if a nominee for election as a director named in the proxy statement for election as a director is unable to serve or for good cause will not serve, the proxy will be voted in accordance with the recommendations of the Board on such matters or for such substitute nominees as the Board may recommend.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares represented by this proxy.

+ +

Detach above card, sign, date and mail in postage paid envelope provided.

MOTO PHOTO, INC.

4444 Lake Center Drive, Dayton, Ohio 45426

Please date this proxy, sign EXACTLY as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If shares are registered in more than one name, signatures of all such persons are required.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY